Exhibit 99.1

BrainStorm Cell Therapeutics Announces Second Quarter 2026 Financial Results and Provides Corporate Update

NEW YORK, Aug 14, 2026 /PRNewswire/ -- BrainStorm Cell Therapeutics Inc. (OTCQB: BCLI), a leading developer of adult stem cell therapeutics for neurodegenerative diseases, today announced financial results for the second quarter ended June 30, 2026, and provided a corporate update.

“We continue to advance and complete the preparations necessary to initiate the Phase 3b ENDURANCE study of NurOwn in ALS, supported by an FDA-agreed protocol under a Special Protocol Assessment,” said Chaim Lebovits, President and Chief Executive Officer of BrainStorm. “The recent appointment of Peter Pitts as Executive Chairman represents an important enhancement to our leadership. Peter is joining the Company in an active executive capacity and will help lead the regulatory, operational, partnership and capital-markets initiatives surrounding the NurOwn program. His experience as a former senior FDA official brings an additional level of regulatory insight and strategic perspective as we prepare to enter this next phase. ALS imposes an enormous burden on patients, families and caregivers, and we remain resolute in our commitment to the ALS community and to advancing what we believe will be a valuable new therapeutic option.”

Recent Highlights

NurOwn® (MSC-NTF) for ALS

•	Advancing readiness for the Phase 3b ENDURANCE trial of NurOwn. BrainStorm is completing the operational and regulatory work needed to open ENDURANCE for enrollment. The trial is planned to enroll about 200 patients with ALS in two 24-week parts: a randomized, double-blind, placebo-controlled portion (Part A), then an open-label extension in which all participants receive NurOwn (Part B). The primary endpoint is change on the ALSFRS-R scale, and Part A results are intended to support a new BLA. ENDURANCE will be conducted under a Special Protocol Assessment with the FDA, the first ever granted for an ALS therapeutic candidate. For more information, refer to ClinicalTrials.gov NCT06973629.

Corporate and Leadership

•	Appointed Peter J. Pitts as Executive Chairman. In July 2026, BrainStorm named Peter J. Pitts, a former FDA Associate Commissioner and co-founder of the Center for Medicine in the Public Interest, as Executive Chairman and Chief Strategic Regulatory and Policy Officer. Mr. Pitts, who joined the Board in May 2026, will lead the Company’s daily operations, partnerships, investor engagement, and regulatory strategy, focused primarily on advancing the Phase 3b ENDURANCE trial. Professor Jacob Frenkel, in BrainStorm’s leadership since 2007 and Board Chairman since 2020, will transition to Senior Advisor.

•	Completed private placements totaling $400,000, priced at a premium to market. In May 2026, BrainStorm entered into private placement agreements for gross proceeds of $400,000. Together with the $2.0 million raised in February 2026, capital raised in first-half 2026 totals approximately $2.4 million.

Publications

•	Published a peer-reviewed article calling for updated FDA approaches to ALS, rare diseases, and regenerative medicine. In June 2026, BrainStorm announced an article co-authored by Peter J. Pitts and CEO Chaim Lebovits in the Journal of the Academy of Public Health, “Restoring Regulatory Fairness and Reclaiming Biomedical Leadership: ALS, Rare Disease Regulation, and the Future of Regenerative Medicine.” The authors argue that regulation should keep pace with advances in biomarkers, genomics, artificial intelligence, and precision medicine, and that tools such as accelerated approval, adaptive trial design, and Bayesian statistics can improve therapy development for ALS and other rare diseases. It highlights the Company’s Special Protocol Assessment as a model of sponsor and regulator collaboration.

Financial Results for the Second Quarter Ended June 30, 2026

•	Cash, cash equivalents, and restricted cash were approximately $0.2 million as of June 30, 2026, compared to approximately $1.03 million as of June 30, 2025.

•	Research and development expenditures, net, for the second quarter of 2026 were approximately $1 million, compared to approximately $1.1 million for the second quarter of 2025.

•	General and administrative expenses for the second quarter of 2026 were approximately $2.7 million, compared to approximately $1.5 million for the second quarter of 2025.

•	Net loss for the second quarter of 2026 was approximately $3.9 million, compared to a net loss of approximately $2.9 million for the second quarter of 2025.

•	Net loss per share for the second quarters of 2026 and 2025 was $(0.35) and $(0.34), respectively.

U.S. dollars in thousands

(Except share and per share amounts)

	June 30,	December 31,
	2026	2025
	Unaudited	Audited
	U.S. $ in thousands
ASSETS

Current Assets:
Cash and cash equivalents	$22	$29
Other accounts receivable	162	86
Prepaid expenses and other current assets	132	192
Total current assets	$316	$307

Long-Term Assets:
Prepaid expenses and other long-term assets	$27	$25
Restricted Cash	187	247
Right of use asset (Note 3)	106	208
Property and equipment, net	152	235
Total Long-Term Assets	$472	$715

Total assets	$788	$1,022

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities:
Accounts payable	$7,488	$7,067
Accrued expenses	454	396
Short-term loans (Note 6)	1,261	967
Operating lease liability (Note 3)	113	208
Employees related liability	3,069	2,369
Total current liabilities	$12,385	$11,007

Total liabilities	$12,385	$11,007

Stockholders’ Deficit:
Stock capital: (Note 4)	16	16
Common stock $0.00005 par value; 250,000,000 shares authorized and 11,034,775 shares issued and outstanding
Additional paid-in-capital	231,428	227,058
Treasury stock	(116)	(116)
Accumulated deficit	(242,925)	(236,943)
Total stockholders’ deficit	$(11,597)	$(9,985)

Total liabilities and stockholders’ deficit	$788	$1,022

The accompanying notes are an integral part of the consolidated financial statements.

BRAINSTORM CELL THERAPEUTICS INC. AND SUBSIDIARIES

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (UNAUDITED)

U.S. dollars in thousands

(Except share and per share amounts)

	Six months ended		Three months ended
	June 30,		June 30,
	2026	2025	2026	2025
	Unaudited		Unaudited
Operating expenses:

Research and development, net	$1,725	$2,424	$963	$1,120
General and administrative	3,934	3,238	2,650	1,453

Operating loss	(5,659)	(5,662)	(3,613)	(2,573)

Financial income (expense), net	(323)	(284)	(242)	(330)

Gain (loss) on change in fair value of Warrants liability	-	179	-	-

Net loss	$(5,982)	$(5,767)	$(3,855)	$(2,903)

Basic and diluted net loss per share from continuing operations	$(0.54)	$(0.77)	$(0.35)	$(0.34)

Weighted average number of shares outstanding used in computing basic and diluted net loss per share	11,034,775	7,487,495	11,034,775	8,620,400

The accompanying notes are an integral part of the consolidated financial statements.

About NurOwn®

The NurOwn® technology platform (autologous MSC-NTF cells) represents a promising investigational therapeutic approach to targeting disease pathways important in neurodegenerative disorders. MSC-NTF cells are produced from autologous, bone marrow-derived mesenchymal stem cells (MSCs) that have been expanded and differentiated ex vivo. MSCs are converted into MSC-NTF cells by growing them under patented conditions that induce the cells to secrete high levels of neurotrophic factors (NTFs). Autologous MSC-NTF cells are designed to effectively deliver multiple NTFs and immunomodulatory cytokines directly to the site of damage to elicit a desired biological effect and ultimately slow or stabilize disease progression.

About BrainStorm Cell Therapeutics Inc.

BrainStorm Cell Therapeutics Inc. (OTCQB: BCLI) is a leading developer of autologous adult stem cell therapies for debilitating neurodegenerative diseases. The company’s proprietary NurOwn® platform uses autologous mesenchymal stem cells (MSCs) to produce neurotrophic factor-secreting cells (MSC-NTF cells), designed to deliver targeted biological signals that modulate neuroinflammation and promote neuroprotection.

NurOwn® is BrainStorm’s lead investigational therapy for amyotrophic lateral sclerosis (ALS) and has received Orphan Drug designation from both the U.S. Food and Drug Administration (FDA) and the European Medicines Agency (EMA). A Phase 3 trial in ALS (NCT03280056) has been completed, and a second Phase 3b trial is set to launch under a Special Protocol Assessment (SPA) agreement with the FDA. The NurOwn clinical program has generated valuable insights into ALS disease biology, including pharmacogenomic response associated with the UNC13A genotype, biomarker data collected at seven longitudinal time points, and a comprehensive analysis of the “Floor Effect,” a critical challenge in measuring clinical outcomes in advanced ALS. BrainStorm has published its findings in multiple peer-reviewed journals. In addition to ALS, BrainStorm has completed a Phase 2 open-label multicenter trial (NCT03799718) of MSC-NTF cells in progressive multiple sclerosis (MS), supported by a grant from the National MS Society. BrainStorm is also advancing a proprietary, allogeneic exosome-based platform designed to deliver therapeutic proteins and nucleic acids. The company recently received a Notice of Allowance from the U.S. Patent and Trademark Office for a foundational patent covering its exosome technology, further strengthening BrainStorm’s growing IP portfolio in this emerging area of regenerative medicine. To learn more, visit www.brainstorm-cell.com.

Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties, including statements regarding meetings with the U.S. Food and Drug Administration (FDA), the Special Protocol Assessment (SPA), the clinical development of NurOwn as a therapy for the treatment of ALS, the future availability of NurOwn to patients, and the future success of BrainStorm. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will”, “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on BrainStorm’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. These potential risks and uncertainties include, without limitation, management’s ability to successfully achieve its goals, BrainStorm’s ability to raise additional capital, BrainStorm’s ability to continue as a going concern, prospects for future regulatory approval of NurOwn, whether BrainStorm’s future interactions with the FDA will have productive outcomes, and other factors detailed in BrainStorm’s annual report on Form 10-K and quarterly reports on Form 10-Q available at http://www.sec.gov. These factors should be considered carefully, and readers should not place undue reliance on BrainStorm’s forward-looking statements. The forward-looking statements contained in this press release are based on the beliefs, expectations, and opinions of management as of the date of this press release. BrainStorm does not assume any obligation to update forward-looking statements to reflect actual results or assumptions if circumstances or management’s beliefs, expectations or opinions should change, unless otherwise required by law. Although BrainStorm believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance, or achievements.

CONTACTS

Investors:

Michael Wood

Phone: +1 646-597-6983

mwood@lifesciadvisors.com

Media:

Uri Yablonka, Chief Business Officer

Phone: +1 917-284-2911

uri@brainstorm-cell.com